Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMPREHENSIVE CARE CORPORATION

The undersigned, pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended, adopts the following Amended and Restated Certificate of Incorporation of Comprehensive Care Corporation (formerly Neuro-Psychiatric & Health Services, Inc.), a corporation duly organized and existing under the laws of the State of Delaware on January 28, 1969 (hereinafter called the “Corporation”). The following Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation originally filed with the Secretary of the State of Delaware and supersedes the original Certificate of Incorporation and all prior amendments and restatements thereto in their entirety, and the undersigned confirms that the amendments contained herein were duly adopted by the Board of Directors of the Corporation and by a majority of the stockholders of the Corporation.

FIRST. The name of the Corporation is COMPREHENSIVE CARE CORPORATION.

SECOND. Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall have authority to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the Corporation shall have authority to issue shall be one hundred one million (101,000,000). The total number of shares of Preferred Stock which the Corporation shall have authority to issue shall be one million (1,000,000); and each share shall have a par value of fifty dollars ($50.00); and the total number of shares of Common Stock which the Corporation shall have authority to issue shall be one hundred million (100,000,000); and each such share shall have a par value of one cent ($0.01).

Each share of Common Stock shall be entitled to one vote at all meetings of Stockholders of the Corporation and, subject to the rights of the holders of Preferred Stock, shall be entitled to receive dividends, when and as declared by the Board of Directors of the corporation.

The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the respective classes of stock, and a statement of the authority vested in the Board of Directors of the corporation to adopt a resolution or resolutions from time to time providing for the issue of such stock and making provision for such matters:

1.	Except as otherwise provided in the resolution or resolutions of the Board of Directors adopted pursuant to paragraphs (4) and (5) of this Article FOURTH, each share of Common Stock shall be entitled to one non-cumulative vote for each share of Common Stock held.

2.	Subject to any preferential dividend rights of the holders of Preferred Stock determined as provided in paragraph (6) of this Article FOURTH, the holders of Common Stock shall be entitled to receive dividends out of any funds of the corporation legally available therefor, when and as declared by the Board of Directors.

3.	In the event of any dissolution of, or upon any distribution of the assets of, the Corporation, subject to all of the preferential rights, if any, of the holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive, ratably and without distinction as to class, all of the remaining assets of the Corporation.

4.	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

5.	The holders of the Preferred Stock or any series thereof shall be entitled to such voting powers, full or limited, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors may issue one or more series of Preferred Stock without any voting power.

6.	The holders of Preferred Stock or any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, or series thereof and cumulative as shall be so stated and expressed.

7.	The holders of the Preferred Stock or any series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

8.	The Preferred Stock may be subject to redemption at such time or times and at such price or prices and may be issued in such series, with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of the Preferred Stock. Without in any manner limiting the foregoing, the Board of Directors may, but is not required to, establish and provide for a sinking fund in connection with any such redemptions, providing for such payments, at such time and otherwise upon such terms and conditions, as may be established in any such resolution or resolutions of the Board of Directors.

9.	The Preferred Stock or any series thereof may be made convertible into other classes or series of stock upon such terms and conditions as are stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of Preferred Stock.

FIFTH: In the furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation.

SIXTH. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote may be dispensed with on the written consent of the holders of a majority of the stock entitled to vote upon such corporate action; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for the proposed corporate action, and provided that prompt notice be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

SEVENTH. Election of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

EIGHTH. To the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

NINTH. Beginning at the 2006 Annual Meeting of Stockholders, directors shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders or until each of their respective successors are duly elected and qualified. The term of office of each director who is in office at the time this Article Ninth becomes effective shall expire at the 2006 Annual Meeting of Stockholders.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed as of the 16th day of June, 2009, and each of the signatories to this instrument acknowledges or affirms under penalties of perjury that this instrument is the act and deed of the corporation and that the matters set forth in this instrument are true.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Clark A. Marcus
Clark A. Marcus
Chairman and Co-Chief Executive Officer